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Amendment to Amended and Restated Employment Agreement
February 3, 2014
Mr. Daniel P. Sharkey
75 Hunters Ridge Road
Southbury, CT 06488
Dear Dan,
For good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, ATMI, Inc. (the “Company”) and you intending to be legally bound, agree by this letter to amend your amended and restated employment agreement with the Company, dated January 19, 2012 (the “Employment Agreement”), as set forth below:
1.Section 2.6 of the Employment Agreement shall be amended to delete clause (b) thereof in its entirety.
2.    The penultimate sentence of the third paragraph of Section 2.6 of the Employment Agreement (concerning reductions in certain cases of “excess parachute payments” under the Internal Revenue Code of 1986) shall be amended in its entirety to read as follows:
“All determinations required to be made under this section shall be made by a nationally recognized accounting firm mutually agreed to by you and the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to you and the Company. All fees and expenses of the Accounting Firm shall be borne by the Company.”
3.    The following shall be inserted as a new Section 2.6A of the Employment Agreement, immediately following Section 2.6 thereof:
“2.6A    In lieu of any payments or benefits set forth in Section 2.5 and in addition to any payments or benefits set forth in Section 2.6, subject to Section 2.7, in the event of the termination of your employment pursuant to either Section 2.2(b) or Section 2.3 under circumstances that constitute an Involuntary Separation from Service with the Company (as defined for purposes of §409A of the Internal Revenue Code) within 548 days after a change in control (as defined in section 2.6):

(a)    the Company shall pay to you a separation pay benefit equal to two (2) times the sum of (i) your annual Base Salary as of the date of your Separation from Service and (ii) your annual target bonus amount (as a percentage of base salary) under the annual bonus plan of the Company then in effect for the year in which your employment terminates, paid in twenty-four (24) equal monthly installments. Payment of your separation pay benefit shall commence on the 30th day after your Separation from Service, and shall continue in monthly installments thereafter until all twenty-four (24) payments are made; provided that you shall have executed and not revoked the release provided in Section 2.7 on or before such 30th day;

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(b)    if you elect COBRA continuation of your medical and/or dental insurance benefits, the Company shall contribute to cost of such benefits on the same basis the Company would have contributed to the cost of your coverage had you continued to be an active employee of the Company; and

(c)    you shall be provided with access to outplacement services selected by the Company and at Company expense for six (6) months.”

4.    The following shall be inserted as a new Section 10.11 of the Employment Agreement:
“10.11    Each installment under this Agreement shall be deemed a separate payment under Section 409A of the Code. Notwithstanding any provisions of this Agreement to the contrary, if you are determined by the Company to be a “specified employee” within the meaning of Section 409A of the Code at the time of your termination of employment, then only that portion of such severance payments up to the 409A Limit (defined below) may be made within the first six (6) months following the date of your termination of employment in accordance with the applicable severance schedule; provided that all the severance payments below the 409A Limit must be paid no later than the last day of the second (2nd) year following the year in which your termination of employment occurs. Any portion of such severance payments in excess of the 409A Limit shall accrue and, to the extent such severance payments would otherwise have been payable within the first six (6) months following your termination of employment, will become payable on the date that is six (6) months and one (1) day following the date of your termination of employment. All subsequent severance payments, if any, will be payable as provided in the applicable severance schedule. For purposes of this Agreement, the “409A Limit” means the lesser of: (i) two (2) times your W-2 compensation; and (ii) two (2) times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your termination of employment occurs.”
5.    Except as expressly amended herein, all provisions of the Employment Agreement remain in full force and effect.
6.    If you concur with all of the above, please indicate your agreement by signing and dating a copy of this Amendment to Amended and Restated Employment Agreement in the spaces indicated below.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Amendment to Amended and Restated Employment Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Amendment to Amended and Restated Employment Agreement on his own behalf, thereby representing that he has carefully read and understands this Amendment to Amended and Restated Employment Agreement as of the date first written above.

ATMI, INC.

/s/ Douglas A. Neugold
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By: Douglas A. Neugold
Title: Chairman, Chief Executive Officer and President

/s/ Daniel P. Sharkey
_________________________________
Daniel P. Sharkey
Executive Vice President, Business Development

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